EXHIBIT 99.1

SJW Group Announces Third Quarter 2024 Financial Results
•Delivers $1.17 of GAAP diluted earnings per share (EPS) for the quarter, a year-over-year increase of $0.04; adjusted diluted EPS (non-GAAP) of $1.18 for the quarter, a year-over-year increase of $0.05
•Invests $252 million in infrastructure through the third quarter of 2024, or approximately 76% of the 2024 capital budget
•Settlement agreement with Public Advocates Office filed with the California Public Utilities Commission in San Jose Water's 2025 to 2027 general rate case (GRC)
•2024 GAAP guidance of $2.65 to $2.75 diluted EPS; reaffirms 2024 guidance range of $2.68 to $2.78 for adjusted diluted EPS (non-GAAP)
•Declares $0.40 cash dividend per share of common stock
SAN JOSE, Calif. — Oct. 28, 2024 — SJW Group (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2024.
"We are pleased with our financial results for the quarter, which demonstrate the benefits of our national platform combined with the strength of our local water utility operations," stated SJW Group Chair, CEO, and President Eric W. Thornburg. "We continued to deliver on our growth strategy by investing $252 million year-to-date, or more than three-quarters of our 2024 capital budget, in our water supply and infrastructure across our footprint. We also filed a settlement agreement with the California Public Utilities Commission that reflects resolution with the Public Advocates Office on almost all issues in our California general rate case and submitted a water infrastructure charge filing in Maine and our second system improvement charge in Texas."
"I would also like to acknowledge our teams across the country for SJW Group’s recognition by Newsweek as one of 'America's Greenest Companies 2025'. In Connecticut, our local operation was recognized as a Top Workplace by the Hartford Courant for the fourth consecutive year," Thornburg added. "Our strong operating performance and strategic execution position us for continued success as we deliver on our commitment to provide high-quality and reliable water service to our 1.6 million customers and communities nationwide."
Third Quarter Operating Results
Net income prepared in accordance with U.S. generally accepted accounting principles (GAAP) for the quarter ended September 30, 2024, was $38.7 million, or $1.17 diluted EPS, a 7% increase compared to $36.2 million, or $1.13, in the same quarter last year. Adjusting for merger and acquisition activities expense and real estate transactions, SJW Group's adjusted net income (non-GAAP) in the third quarter of 2024 was $39.0 million, or $1.18 per diluted share (non-GAAP), an increase in adjusted diluted EPS of 4% compared to $1.13 adjusted diluted EPS from the prior-year period.
Adjusted net income is a non-GAAP measure representing GAAP net income excluding special items. The difference between 2024 GAAP net income and adjusted net income for the quarter was primarily due to expenses incurred for merger and acquisition activities of $0.3 million, net of tax. A full reconciliation of GAAP net income to adjusted net income for the quarter is included in the tables at the end of this news release.
Operating revenue for the third quarter was $225.1 million compared to $204.8 million for the same quarter last year. The increase was largely driven by rate increases of $17.0 million, primarily in California and Connecticut.
Operating expenses for the quarter ended September 30, 2024, were $166.7 million, up 12% compared to $148.2 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $13.1 million compared to the same quarter last year due primarily to higher purchased water and groundwater extraction charges;
•An increase in maintenance costs of $2.1 million primarily due to expenses related to contracted work for others;

•An increase in administrative and general expenses of $1.8 million primarily due to higher contracted work and inflationary increases, partially offset by higher allocations to construction activities; and
•An increase in depreciation and amortization of $1.0 million primarily due to utility plant additions.
The effective consolidated income tax rates for the third quarters of 2024 and 2023 were approximately 5% and 11%, respectively. The lower effective tax rate in the 2024 period was primarily due to a tax accounting method change related to the repairs deduction.
Year-to-Date Operating Results
Net income prepared in accordance with GAAP for the nine months through September 30, 2024, was $71.0 million, or $2.18 diluted EPS, an increase of 8% compared to $66.0 million, or $2.09 diluted EPS, in the same period last year. Non-GAAP adjusted net income for the nine months through September 30, 2024, was $72.0 million, or $2.21 non-GAAP diluted EPS, an increase of 11% compared to $65.0 million, or $2.06 adjusted diluted EPS, in the same period last year.
Adjusted net income is a non-GAAP measure representing GAAP net income excluding special items. The difference between 2024 GAAP net income and adjusted net income for the nine months through September 30, 2024, was primarily due to the loss on the sale of real estate investments of $0.7 million, net of tax, and expenses incurred for merger and acquisition activities of $0.3 million, net of tax. A full reconciliation of GAAP net income to adjusted net income for the nine months ended September 30, 2024, is included in the tables at the end of this news release.
Operating revenue year-to-date was $550.6 million compared to $499.0 million for the same period last year. The increase was largely driven by rate increases of $40.0 million, primarily in California, higher customer usage of $4.8 million, and growth in customers of $2.4 million, primarily in Texas. The Texas service area is currently experiencing drought conditions that result in water usage restrictions for customers. These water usage restrictions will impact revenue for the remainder of 2024.
Operating expenses for the first nine months of 2024 were $423.8 million, which was up 10% compared to $386.1 million for the same period last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $26.4 million compared to the same period last year due primarily to higher purchased water and groundwater extraction charges;
•An increase in depreciation and amortization of $5.3 million primarily due to utility plant additions; and
•An increase in maintenance costs of $4.3 million primarily due to expenses related to contracted work for others, increased security expenses, and adjustments to certain regulatory assets as a result of the final decision in the Connecticut GRC.
The effective consolidated income tax rates for the first nine months of 2024 and 2023 were approximately 10% and 6%, respectively. The higher effective tax rate in the 2024 period was primarily due to lower discrete tax benefits in 2024.
Capital Expenditures
Through the first nine months of 2024, SJW Group invested $252 million in infrastructure and water supply. The company has a capital expenditures budget of $332 million in 2024 and plans to invest more than $1.6 billion in capital over the next five years to build and maintain its water and wastewater operations, including approximately $230 million to install treatment for per- and polyfluoroalkyl substances (PFAS), subject to regulatory approvals and availability of funding.
San Jose Water's installation of a $100 million advanced metering infrastructure (AMI) project continued in the third quarter. The project was approved by the California Public Utilities Commission (CPUC) in 2022 and is separate from the GRC capital budget approved by the CPUC. The bulk of the AMI installation is expected to be between 2024 and 2026 with approximately $27 million to be expended in 2024.

Rate Activity and Regulatory Updates
California
On August 19, 2024, San Jose Water and the Public Advocates Office filed a settlement agreement with the CPUC on all but two policy issues in our 2025 through 2027 GRC application.
The settlement agreement enables San Jose Water to invest $450 million over the next three years in drinking water infrastructure and provides for a total revenue increase of $53.1 million over current authorized revenues over three years. The step increases in authorized revenue would be 3.91% in 2025, 2.55% in 2026, and 2.98% in 2027. In addition to the capital expenditure plan and revenue increase, the settlement agreement provides for greater revenue recovery through the service charge and further aligns authorized to actual usage through a lower sales forecast. The two policy items to be fully litigated are related to chemical and waste disposal costs in the full cost balancing account and adjusting the service charge calculation.
A decision on the settlement agreement and the two litigated items is expected in the fourth quarter of 2024, and new rates are anticipated to be effective on January 1, 2025.
Connecticut
On September 18, 2024, the Connecticut Public Utilities Regulatory Authority authorized a $4.3 million, or 3.43%, increase in annualized revenues for $41.9 million in projects completed through the Water Infrastructure and Conservation Adjustment (WICA) infrastructure recovery mechanism. The WICA surcharge increase was effective on October 1, 2024.
Maine
On October 25, 2024, Maine Water filed a GRC application for the Camden-Rockland Division with the Maine Public Utilities Commission (MPUC) requesting an increase in annual revenues of approximately $1.1 million, or 15.9%, over current authorized revenues. A decision is expected in the second quarter of 2025.
In the third quarter, the MPUC authorized an increase of $52,000 in annualized revenue for completed water main replacement projects in two of Maine Water's divisions through the Water Infrastructure Charge (WISC) infrastructure recovery mechanism. Maine Water also filed a WISC application in a third division requesting $46,000 in annualized revenue. A decision is expected in the fourth quarter of 2024.
Maine Water intends to file a petition with the MPUC before the end of this year regarding consolidation of tariffs in the company's ten rate districts. Such a move would streamline GRC and WISC filings that are currently done on a district-by-district basis. The company typically files two to four GRC and WISC filings each year. This will improve administrative efficiency, reduce regulatory lag, and ease the burden on regulatory agencies and their staffs.
Texas
On September 12, 2024, Texas Water filed an application with the Public Utilities Commission of Texas to increase the annual revenue from its System Infrastructure Charge (SIC) surcharges by $4.3 million. The SIC application covers $39.4 million in completed water and $1.8 million in completed wastewater projects. A decision is targeted in the first half of 2025.
Force for Good
In October 2024, SJW Group was recognized by Newsweek as one of America's Greenest Companies 2025, one of only two water utilities to make the list. The award highlights U.S. companies committed to reducing their environmental impact in key areas like greenhouse gas emissions, water management and waste reduction. According to Newsweek, only companies that meet the European Union's stringent sustainability criteria —considered the most advanced globally — were eligible for consideration.
In September 2024, Connecticut Water was recognized by the Hartford Courant as a top regional workplace for the fourth consecutive year. The recognition is based on an anonymous survey of company employees by an independent third party on topics such as culture, career development, and purpose and values.

2024 Guidance
The following table includes a reconciliation of the company's 2024 diluted EPS guidance (GAAP) to adjusted diluted EPS guidance (non-GAAP):

	2024 Earnings Guidance
Estimated Diluted EPS Guidance on a GAAP Basis	$2.65	to	2.75
Adjustments:
Loss on sale of real estate investments, net of tax	0.02		0.02
Expense for merger and acquisition activities	0.01		0.01
Adjusted EPS Guidance (non-GAAP)	$2.68	to	2.78
In addition, we reiterate our non-linear long-term diluted EPS growth of 5% to 7%, anchored off of 2022's diluted EPS of $2.43.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
On October 25, 2024, the directors of SJW Group declared a quarterly cash dividend on common stock of $0.40 per share, payable on December 2, 2024, to shareholders of record at the close of business on November 4, 2024. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 80 consecutive years. For 56 consecutive years, our stockholders have received an increase in their calendar year dividend, which places us in an exclusive group of companies.
Stock Market Listing
SJW Group intends to transfer its listing from the New York Stock Exchange (NYSE) to the Nasdaq Stock Market (Nasdaq) on November 7, 2024, after market close. SJW Group expects to commence trading as a Nasdaq-listed company upon market open on November 8, 2024, and will continue trading under the ticker symbol “SJW". The transfer to Nasdaq provides SJW Group increased investor and ESG support services and certain cost savings.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer, and board chair, and Andrew F. Walters, chief financial officer, treasurer, and interim principal accounting officer, will review results for the third quarter of 2024 in a live webcast presentation at 11 a.m. Pacific Daylight Time, or 2 p.m. Eastern Daylight Time, on Monday, October 28, 2024.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until January 20, 2025.

Non-GAAP Financial Measures
SJW Group's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers and acquisition activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of SJW Group's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. SJW Group uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.
About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.6 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.
These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer, Treasurer and Interim Principal Accounting Officer
408.279.7818
Andrew.Walters@sjwater.com

Daniel J. Meaney, APR
Director of Investor Relations
860.664.6016
Daniel.Meaney@ctwater.com

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operating revenue	$225,063	204,843	$550,619	499,025
Operating expense:
Production Expenses:
Purchased water	54,310	46,044	118,631	101,054
Power	3,396	2,785	8,560	7,363
Groundwater extraction charges	25,081	21,398	54,759	46,751
Other production expenses	12,919	12,415	36,020	36,379
Total production expenses	95,706	82,642	217,970	191,547
Administrative and general	25,708	23,888	71,964	71,759
Maintenance	8,512	6,457	23,080	18,813
Property taxes and other non-income taxes	9,361	8,795	26,610	25,092
Depreciation and amortization	27,423	26,455	84,159	78,872
Total operating expense	166,710	148,237	423,783	386,083
Operating income	58,353	56,606	126,836	112,942
Other (expense) income:
Interest on long-term debt and other interest expense	(17,516)	(16,744)	(53,394)	(48,913)
Pension non-service credit (cost)	940	(740)	2,829	(906)
Other, net	(1,197)	1,661	2,659	7,042
Income before income taxes	40,580	40,783	78,930	70,165
Provision for income taxes	1,928	4,561	7,883	4,127
Net income	38,652	36,222	71,047	66,038
Other comprehensive income (loss), net	—	318	(442)	420
Comprehensive income	$38,652	36,540	$70,605	66,458

Earnings per share
Basic	$1.17	1.14	$2.19	2.10
Diluted	$1.17	1.13	$2.18	2.09
Dividends per share	$0.40	0.38	$1.20	1.14
Weighted average shares outstanding
Basic	32,896,967	31,862,518	32,458,666	31,436,077
Diluted	32,982,580	31,934,636	32,530,954	31,526,732

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
Assets
Utility plant:
Land	$44,646	41,415
Depreciable plant and equipment	4,141,490	3,967,911
Construction work in progress	203,040	106,980
Intangible assets	64,372	35,946
Total utility plant	4,453,548	4,152,252
Less: accumulated depreciation and amortization	1,047,631	981,598
Net utility plant	3,405,917	3,170,654

Nonutility properties and real estate investments	1,352	13,350
Less: accumulated depreciation and amortization	97	194
Net nonutility properties and real estate investments	1,255	13,156

Current assets:
Cash and cash equivalents	3,967	9,723
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $848 and $6,551 on September 30, 2024 and December 31, 2023, respectively	75,849	67,870
Income tax	11,262	5,187
Other	6,286	3,684
Accrued unbilled utility revenue	68,342	49,543
Assets held for sale	—	40,850
Prepaid expenses	15,411	11,110
Current regulatory assets	828	4,276
Other current assets	5,331	6,146
Total current assets	187,276	198,389
Other assets:
Regulatory assets, less current portion	253,162	235,910
Investments	18,213	16,411
Postretirement benefit plans	39,387	33,794
Other intangible asset	—	28,386
Goodwill	640,311	640,311
Other	6,781	8,056
Total other assets	957,854	962,868
Total assets	$4,552,302	4,345,067

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 33,226,735 on September 30, 2024 and 32,023,004 on December 31, 2023	$33	32
Additional paid-in capital	804,848	736,191
Retained earnings	527,575	495,383
Accumulated other comprehensive income	1,349	1,791
Total stockholders’ equity	1,333,805	1,233,397
Long-term debt, less current portion	1,673,715	1,526,699
Total capitalization	3,007,520	2,760,096

Current liabilities:
Lines of credit	93,235	171,500
Current portion of long-term debt	8,088	48,975
Accrued groundwater extraction charges, purchased water and power	38,433	24,479
Accounts payable	44,480	46,121
Accrued interest	19,549	15,816
Accrued payroll	12,180	12,229
Current regulatory liabilities	1,770	3,059
Other current liabilities	26,314	20,795
Total current liabilities	244,049	342,974

Deferred income taxes	268,370	238,528
Advances for construction	150,546	146,582
Contributions in aid of construction	336,559	326,451
Postretirement benefit plans	48,158	46,836
Regulatory liabilities, less current portion	473,899	461,108
Other noncurrent liabilities	23,201	22,492
Commitments and contingencies
Total capitalization and liabilities	$4,552,302	4,345,067

SJW Group
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	2024 Earnings Guidance
Estimated Diluted EPS Guidance on a GAAP Basis	$2.65	to	2.75
Adjustments:
Loss on sale of real estate investments, net of tax	0.02		0.02
Expense for merger and acquisition activities	0.01		0.01
Adjusted EPS Guidance (non-GAAP)	$2.68	to	$2.78

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Reported GAAP Net Income	$38,652	36,222	$71,047	66,038
Adjustments:
Loss (gain) on sale of real estate investments[1]	60	—	969	(1,473)
Expense for merger and acquisition activities[2]	361	—	361	—
Tax effect of above adjustments[3]	(120)	—	(411)	412
Adjusted Net Income (non-GAAP)	$38,953	36,222	$71,966	64,977

Reported GAAP Diluted Earnings Per Share	$1.17	1.13	$2.18	2.09
Adjustments:
Loss (gain) on sale of real estate investments, net of tax	—	—	0.02	(0.03)
Expense for merger and acquisition activities, net of tax	0.01	—	0.01	—
Adjusted Diluted Earnings Per Share (non-GAAP)	$1.18	1.13	$2.21	2.06
1 Included in the "Other, net" line on the condensed consolidated statements of comprehensive income.
2 Included in the "Administrative and general" line on the condensed consolidated statements of comprehensive income.
3 The tax effect on all adjustments is calculated at the applicable statutory rate.